Exhibit 99.1

PhaseBio Added to Russell 2000® and 3000® Indexes

Malvern, PA, and San Diego, CA, July 1, 2019 — PhaseBio Pharmaceuticals, Inc. (Nasdaq: PHAS), a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies for orphan diseases, today announced that the company has been added to the Russell 2000® and 3000® Indexes, effective after U.S. market close on Friday, June 28, 2019, following Russell’s annual reconstitution of its U.S. and global equity indexes.

The Russell 2000® Index measures the performance of the small-cap segment of the U.S. equity market. The Russell 2000® Index is a subset of the Russell 3000® Index and represents approximately 10 percent of the total market capitalization of that index.

“We are pleased to be added to the Russell 2000 and 3000 Indexes,” said John Sharp, Chief Financial Officer of PhaseBio. “This reflects our positive progress in the advancement of our clinical programs, including PB2452 for the reversal of the antiplatelet activity of ticagrelor and PB1046 for the treatment of pulmonary arterial hypertension, as well as the shareholder value we’ve created.”

Membership in Russell U.S. indexes is determined primarily by objective, market-capitalization rankings and style attributes. Approximately $8.6 trillion in assets are benchmarked against Russell’s U.S. indexes. Russell indexes are part of FTSE Russell, a leading global index provider.

For more information about the Russell Indexes, visit www.ftserussell.com.

About PhaseBio

PhaseBio Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development and commercialization of novel therapies to treat orphan diseases, with an initial focus on cardiopulmonary disorders. The company’s lead development candidate is PB2452, a novel reversal agent for the antiplatelet therapy ticagrelor. PhaseBio is also leveraging its proprietary elastin-like polypeptide (“ELP”) technology platform to develop therapies with the potential for less-frequent dosing and improved pharmacokinetics. PhaseBio’s second product candidate PB1046, which is based on ELP, is a once-weekly vasoactive intestinal peptide receptor agonist for the treatment of pulmonary arterial hypertension.

PhaseBio is located in Malvern, PA and San Diego, CA. For more information, please visit www.phasebio.com.

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Investor Contact:

John Sharp

PhaseBio Pharmaceuticals, Inc.

Chief Financial Officer

(610) 981-6506

john.sharp@phasebio.com

Media Contact:

Gina Cestari

6 Degrees

(917) 797-7904

gcestari@6degreespr.com